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                                 Exhibit 11

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share data)


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                                                                    For the three months          For the six months
                                                                      ended March 31,               ended March 31,
                                                              ---------------------------    ----------------------------
                                                                  1994           1993           1994            1993
                                                                  ----           ----           ----            ----
Primary Earnings Per Share:
            Net income (loss)                                 $     (9,375)   $     3,614    $     (15,620)   $     5,747
                                                               ============   ===========    ==============   ===========

            Weighted average common shares outstanding              22,087         19,969           22,083         18,266
            Dilutive effect of stock options                            --            654               --            547
                                                               ------------   -----------    --------------   -----------
            Primary weighted average common and
                  common equivalent shares                          22,087         20,623           22,083         18,813
                                                               ============   ===========    ==============   ===========
            Primary earnings per share:
             Net income (loss)                                $      (0.42)   $      0.18    $       (0.71)   $      0.31
                                                               ============   ===========    ==============   ===========

Fully Diluted Earnings Per Share:
            Net income (loss)                                 $     (9,375)   $     3,614    $     (15,620)   $     5,747
            Interest expense, net of tax on convertible note            --            117               --             --
                                                               ------------   -----------    --------------   -----------
            Net income (loss)                                 $     (9,375)   $     3,731    $     (15,620)   $     5,747
                                                               ============   ===========    ==============   ===========
            Weighted average common shares outstanding              22,087         19,969           22,083         18,266
            Dilutive effect of stock options                            --            655               --            620
            Dilutive effect of convertible note                         --            864               --            594
                                                               ------------   -----------    --------------   -----------
            Fully diluted weighted average and
                  common equivalent shares                          22,087         21,488           22,083         19,480
                                                               ============   ===========    ==============   ===========
            Fully diluted earnings per share:
             Net income (loss)                                $      (0.42)   $      0.17    $       (0.71)   $      0.30
                                                               ============   ===========    ==============   ===========

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